Exhibit 23.4
December 6, 2007
SunTrust Banks, Inc.
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 1, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in SunTrust Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP